EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Mercury Computer Systems, Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-53291, 333-52864, 333-101993, 333-112989, 333-112990, 333-124294, 333-129929, 333-139019, 333-139020, 333-149046, 333-156364, 333-163705, 333-163707 and 333-172775) on Form S-8 and the registration statement (No. 333-175978) on Form S-3 of Mercury Computer Systems, Inc. of our report dated August 18, 2011, with respect to the consolidated balance sheets of Mercury Computer Systems, Inc. and subsidiaries as of June 30, 2011 and 2010, and the related consolidated statements of operations, shareholders’ equity, and cash flows, for each of the years in the three-year period ended June 30, 2011, and the related consolidated financial statement Schedule II, and the effectiveness of internal control over financial reporting as of June 30, 2011, which report appears in the June 30, 2011 annual report on Form 10-K of Mercury Computer Systems, Inc.

Our report dated August 18, 2011, on the effectiveness of internal control over financial reporting as of June 30, 2011, contains an explanatory paragraph that states management excluded from its assessment of the effectiveness of Mercury Computer Systems, Inc.’s internal control over financial reporting as of June 30, 2011 LNX Corporation’s internal control over financial reporting associated with total assets of 12 percent and total revenues of 2 percent included in the consolidated financial statements of Mercury Computer Systems, Inc. and subsidiaries as of and for the year ended June 30, 2011.

Our report refers to the Company’s change in its method of accounting for revenue arrangements with multiple-deliverables entered into or substantially modified after July 1, 2009 to adopt FASB ASU No. 2009-13, Multiple-Deliverable Revenue Arrangements.

/s/ KPMG

Boston, Massachusetts

August 18, 2011